Exhibit 4.22

LOAN AGREEMENT

THIS LOAN AGREEMENT (this "Agreement") is made as of the 19 day of March, 2012, by and between BluePhoenix Solutions Ltd. (the "Company"), a company incorporated under the laws of Israel and each of Lake Union Capital Management, LLC, Prescott Group Capital Management, LLC and Columbia Pacific Opportunity Fund, LP (individually, a "Lender", and collectively the "Lenders" and together with the Company, the "Parties").

WITNESSETH:

WHEREAS, the Company requires an immediate financing and has not yet successfully obtained such financing from third parties;

WHEREAS, the Company requested each of the Lenders, all of which being shareholders of the Company, to provide it with an immediate bridge financing and in connection therewith, subject to the terms and conditions set forth herein, the Company wishes to receive from the Lenders, and the Lenders wish to provide to the Company the Loan (as defined below), each in the respective amount set forth opposite its name on Schedule I as hereinafter defined;

WHEREAS the Company and the Lenders may mutually agree on Additional Loans (as defined below);

WHEREAS, the Audit Committee and the Board of Directors of the Company approved the terms of the Loan to be extended to the Company by the Lenders and the Additional Loans (if mutually agreed by the Lenders and the Company) as set forth herein;

WHEREAS, the Lenders are willing to provide the Loan in terms qualifying with the Israeli Companies Law – 1999 and Regulation 1(2) of the Companies Law's Regulations (Alleviation in Related Parties’ Transactions) – 2000 such that the Loan shall only bear nominal interest as stated below and be secured by a second ranking lien (the "Pledge") pari pass with the Company's current outstanding pledges and junior to the Company's senior debt to the Banks (as provided below) (and the Company and the Lenders acknowledge that in light of the Company's financing situation and the existence of pledges, no loans could be obtained by the Company by any third party or by the Lenders without the grant of such pledges as granted herein to the Lenders) provided that the terms of the Loan shall be supplemented as set forth below (to allow the conversion of the outstanding interest on the Loan or the principal amount of the Loan and accrued Interest, in each case as provided herein, in certain cases and to reflect an increase in the applicable interest rate) to the extent the Shareholders of the Company approve such terms as provided below and subject to the repayment of the Loan in case the Shareholder's Approval (as defined below) is not obtained.

NOW, THEREFORE, in consideration of the mutual promises contained in this Agreement and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties hereto agree as follows:

1.	Provisions of the Loan

1.1.
The Lenders will lend to the Company, and the Company will borrow from the Lenders, a loan in an aggregate amount of five hundred thousand dollars (US$500,000) (the "Loan"). Each Lender shall extend the respective amount set forth opposite each Lender's name on Schedule I.

1.2.
The Loan shall be provided by the Lenders to the Company in one installment not later than the Closing Date (as defined below). The Loan shall be transferred by the Lenders to the Company by means of wire transfer as described in Schedule I.

1.3.
The Loan shall bear the Interest (as defined below) commencing on the Closing Date until the repayment in full of the Loan. "Interest" means interest at the rate of 0.07% per annum (provided that such interest shall be increased subject to obtaining the Shareholder Approval pursuant to Section 4 below), compounded annually, payable on the Payment Date (as defined below).

2.	Repayment of the Loan's Principal and Interest

2.1.	Repayment of the Loan's principal and the accrued Interest to the Lenders shall be made in cash following 12 months from the Closing Date (the "Payment Date").

2.2.	All repayments of the Loan shall be made in US$ to the Lenders’ bank accounts as will be notified in writing by each Lender to the Company.

2.3.
The Company shall have the right to repay the Loan together with any interest accrued thereon, in part or in full, at any time prior to the Payment Date (in which case, such date of payment shall be deemed the "Payment Date"), and no prepayment fee or any other cost or expense shall be incurred by the Company with regard to such prepayment; provided however, that if the Shareholder Approval shall have been obtained, the Company shall not prepay the Loan without first allowing the Lenders to elect to convert the Loan to PIK Shares pursuant to Section 4.2.

3.	Security Interest

3.1.
No later than the Closing, the Company shall secure the repayment of the Loan  as follows: (i) by a second ranking fixed pledge and charge over the goodwill of the company; (ii) by a second ranking floating charge over the company’s assets; and (iii) by a second ranking fixed charge on the company’s rights to receive payments from insurance of the company’s tangible property (the "Security Interest"), subject to the consent of the Banks to the transaction contemplated hereby (the "Banks' Consent"), which shall also be a condition to the obligation of the Lenders to fund the Loan and consummate the transactions contemplated hereunder and subject to the terms of the subordination agreements to be entered into by and among the Lenders, the Banks and the Company. It is hereby clarified and agreed that until the closing of the Assignment and Assumption Agreement entered into by and among the parties, DS APEX Holdings Ltd. and others as of the same date of signing this Agreement (the "Assignment Agreement"), the Security Interest shall be pari passu with the pledges and charges that are registered in favor of DS APEX (for its own and as a representative of others). Upon closing of the Assignment Agreement, the Security Interest shall be second in its ranking only to the pledges and charges that are registered in favor of the banks and their successors and assigns. The Company shall secure the Additional Loans, if any, by same Security Interest, upon or prior to the funding of such Additional Loans, subject to the approvals required at the relevant time.

3.2.	In the event of full repayment of the Loan and of the Additional Loans (to the extent such loans were extended), the Security Interest shall be immediately released.

4.
Additional Terms of the Loan Subject to Shareholder Approval. The following terms and conditions shall apply only upon obtaining the Shareholder Approval (and immediately thereafter) pursuant to Section 7.1 below:

4.1.
Company’s Right to Convert the Accrued Interest. Instead of paying the accrued Interest on the principal amount of the Loan in cash, the Company shall have the right, in its discretion, to issue to the Lenders ordinary shares (such shares and the shares issuable pursuant to Section 4.2 below, the "PIK Shares") of the Company in an amount calculated by dividing the outstanding balance of the accrued Interest on the principal amount of the Loan by the PPS (as defined below). The Company shall only exercise the foregoing conversion right in the event that the Company has no available funds at such time to make payment in cash at its reasonable discretion, taking into account its other obligations.

4.2.
Lenders’ Right to Convert the Principal and Interest. The Lenders shall have the right, upon a written notice to the Company notifying it on their election to exercise the following conversion right not later than seven (7) business days prior to the Payment Date or seven (7) business days after the Company's notice to the Lenders on its election to prepay the Loan pursuant to Section 2.3, to receive instead of the principal amount of the Loan and the Interest accrued thereon, PIK Shares in an amount calculated by dividing the aggregate amount due at the Payment Date by the PPS. Additionally, the Company shall notify the Lenders at least ten (10) business days prior to the consummation of any Sale Transaction and the Lenders shall have the right to receive instead of the principal amount of the Loan and the Interest accrued thereon PIK Shares in an amount calculated as set forth above (in such a case the Lenders shall notify the Company on their election to exercise such right by giving the Company a written notice on such election at least five (5) business days prior to the consummation of such Sale Transaction and the date on which the Sale Transaction occurs shall be deemed, solely for the purposes of this Section 4.2 and for calculating the PPS, as set forth below, the "Payment Date". The PIK Shares shall be issued and transferred to the Lenders on the Payment Date free and clear of any Lien. "PPS" shall mean the lower of (i) 20-day volume weighted average price per share of the Company's Ordinary Shares on the NASDAQ Global Select or the Nasdaq Capital market calculated as at the end of the three trading-days prior to the Payment Date or (ii) Three Dollars ($3).  In case withholding applies to the transfer of the PIK Shares, the Company agrees to transfer only the net number of PIK Shares to the Lenders following the applicable withholding and subject to Section 12 herein. "Sale Transaction" shall mean any transaction in which the Company enters into an agreement for the sale or transfer of a majority of its share capital or substantially all or all of its assets or a transaction in which the shareholders of the Company enter into an agreement relating to the sale of a majority of the shares of the Company or any liquidation or deemed liquidation event of the Company.

4.3.	Interest Rate Increase. The interest rate on the Loan shall be increased to 8% per annum, retroactively from the Closing Date.

5.	Additional Loans

In addition to the Loan, the Company and the Lenders may mutually agree, in each party's sole discretion, that the Company shall borrow from the Lenders from time to time prior to the Payment Date, additional loans up to an aggregate amount of One Million and Five Hundred dollars (US$1,500,000), the amount of each loan shall be mutually agreed upon by the parties, under the same terms set hereunder for the Loan (the "Additional Loans") (including the conversion rights and Interest Rate Increase set forth in Section 4 above). For the avoidance of doubt, the Lenders shall have no obligation to extend any Additional Loan unless the Lenders agree to do so, in their sole discretion, in writing.

6.	Representations and Warranties

6.1	Each of the Lenders represents and warrants as follows as of the day of signing of this Agreement and as of the Closing Date:

6.1.1
Such Lender is familiar with the Company, its businesses and its financial status, and is aware that as for the date hereof or within 60 days from the projected Closing Date the Company does not possess the necessary means to repay the Loan or the Additional Loans, if any are to be extended.

6.1.2
The Lenders agree and acknowledge that the Company's obligations and undertakings hereunder, including the issuance of shares and creation of security interests, are subject to the consent of Bank Hapoalim B.M, Bank Leumi Le-Israel B.M, Israel Discount Bank Ltd and The First International Bank of Israel Ltd (the "Banks").

6.2	Each Lender represents and warrants as follows as of the day of signing of this Agreement and as of the day of issuance of any portion of the PIK Shares:

6.2.1
Acquisition for Investment.  Such Lender is purchasing the PIK Shares solely for its own account for the purpose of investment and not with a view to or for sale in connection with distribution.  Such Lender does not have a present intention to sell any of the PIK Shares, nor a present arrangement (whether or not legally binding) or intention to effect any distribution of any of the PIK Shares to or through any person or entity; provided, however, that by making the representations herein, such Lender does not agree to hold the PIK Shares for any minimum or other specific term and reserves the right to dispose of the PIK Shares at any time in accordance with federal and state securities laws applicable to such disposition.  Such Lender acknowledges (without derogating from the Company's representation and warranties contained herein) that it (i) has such knowledge, sophistication and experience in financial and business matters such that Lender is capable of evaluating the merits and risks of Lender's investment in the Company, (ii) is able to bear the financial risks associated with an investment in the PIK Shares, (iii) has been given the opportunity to ask representatives of the Company questions, to the full extent such Lender has deemed necessary and appropriate and (iv) has had the opportunity to review the Commission Documents and any other filings made by the Company with the Commission which are available to the public by accessing the Commission's website at http://www.sec.gov, including the risk factors set forth in the Commission Documents.

6.2.2
Legend.  Such Lender understands that, until such time as the PIK Shares may be sold pursuant to Rule 144 or another exemption from registration requirement under the Securities Act without any restriction as to the number of securities as of a particular date that can then be immediately sold, the PIK Shares will bear a restrictive legend substantially in the form set forth below.

6.2.3
General.  Such Lender understands that the PIK Shares are being offered and sold in reliance on a transactional exemption from the registration requirements of U.S. federal and state securities laws and the Company is relying upon the truth and accuracy of the representations, warranties, agreements, acknowledgments and understandings of such Lender set forth herein in order to determine the applicability of such exemptions and the suitability of such Lender to acquire the PIK Shares.  Such Lender understands that no United States federal or state agency or any government or governmental agency has passed upon or made any recommendation or endorsement of the PIK Shares.

6.2.4
No General Solicitation.  Such Lender acknowledges that the PIK Shares were not offered to such Lender by means of any form of general or public solicitation or general advertising, or publicly disseminated advertisements or sales literature, including (i) any advertisement, article, notice or other communication published in any newspaper, magazine, or similar media, or broadcast over television or radio, or (ii) any seminar or meeting to which such Lender was invited by any of the foregoing means of communications.  Such Lender, in making the decision to acquire the PIK Shares, has not relied on any information or representations made by third parties.

6.2.5
Accredited Investor.  Such Lender is an "accredited investor" (as defined in Rule 501 of Regulation D), and such Lender has such experience in business and financial matters that it is capable of evaluating the merits and risks of an investment in the PIK Shares.  Such Lender is not required to be registered as a broker-dealer under Section 15 of the Securities Exchange Act of 1934, as amended (the "Exchange Act") and such Lender is not a broker-dealer.  Such Lender acknowledges that an investment in the PIK Shares is speculative and involves a high degree of risk.

6.2.6
Certain Fees.  The Lenders have not employed any broker or finder or incurred any liability for any brokerage or investment banking fees, commissions, finders' structuring fees, financial advisory fees or other similar fees in connection with the transactions contemplated under the Transaction Documents.

6.2.7
Independent Investment.  No Lender has agreed to act with any other Lender for the purpose of acquiring, holding, voting or disposing of the PIK Shares purchased hereunder for purposes of Section 13(d) under the Exchange Act, and each Lender is acting independently with respect to its investment in the PIK Shares.

6.2.8
Independent Advice. Without derogating from the Company's representation and warranties contained herein, each Lender understands that the Company urges the Lender to seek independent advice from professional advisors relating to the suitability for the Lender of an investment in the Company in view of the Lender’s overall financial needs and with respect to legal and tax implications of such an investment.

6.2.9
Transfer of PIK Shares.  Lender will not, directly or indirectly, offer, sell, pledge, transfer or otherwise dispose of (or solicit any offers to buy, purchase or otherwise acquire or take a pledge of) any of the PIK Shares, nor will the Lender engage in any short sale that results in a disposition of any of the PIK Shares by the Lender, except in compliance with any applicable federal and state securities laws and this Agreement.

6.2.10
Legend Requirement. Each certificate representing the PIK Shares shall be imprinted with a legend substantially similar to the following (in addition to any legend required under applicable securities laws or as provided elsewhere in this Agreement):

 "THE SECURITIES REPRESENTED HEREBY HAVE BEEN ACQUIRED PURSUANT TO AN EXEMPTION FROM REGISTRATION UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE "ACT"), AND MAY NOT BE SOLD, MORTGAGED, PLEDGED, HYPOTHECATED OR OTHERWISE TRANSFERRED IN ABSENCE OF AN EFFECTIVE REGISTRATION UNDER THE ACT OR PURSUANT TO A REGISTRATION UNDER THE ACT OR PURSUANT TO AN AVAILABLE EXEMPTION FROM REGISTRATION."

6.2.11
In addition, certificates representing the PIK Shares may contain any legend required by the blue sky laws of any jurisdiction to the extent such laws are applicable to the sale of the PIK Shares hereunder.

6.2.12
The Lenders agree and acknowledge that all of the Company's obligations and undertakings hereunder are subject and subordinated to the Company’s obligations and undertakings as set in Company's agreements with the Banks and shall be interpreted in such way (copies of the aforesaid agreements were provided to the Lenders and are attached to this Agreement as Exhibit E (hereinafter: "Banks’ Agreements"). It is hereby clarified and agreed that in case of a contradiction between any provision of the Banks' Agreements and a provision of this Agreement, the provision of the Banks' Agreements shall prevail and overrule and the contradicting provision shall not have any force or effect.

6.2.13
Such Lender is familiar with the Company, its businesses and its financial status and has had the opportunity to ask questions and receive answers from the Company regarding the Company and the transaction contemplated hereunder, and received all other information such Lender has deemed necessary and appropriate.

6.3	The Company represents and warrants as follows as of the date of signing of this Agreement and as of the Closing Date:

6.3.1	Authorization; Enforcement.

6.3.1.1	The Company has the requisite corporate power and authority to enter into and perform this Agreement and to complete the transactions contemplated by this Agreement.

6.3.1.2
The execution, delivery and performance of this Agreement by the Company and the consummation by it of the transactions contemplated hereby have been duly and validly authorized by all necessary corporate action, subject to obtaining the Shareholder Approval (except that no such approval shall be required to the funding of the loan and the grant of the Security Interest) and Banks’ Consent.

6.3.1.3	When executed and delivered by the Company, the Agreement shall constitute a valid and binding obligation of the Company enforceable against the Company in accordance with its terms.

6.3.2
The transactions contemplated hereunder are not, in violation of (i) any term of any material contract or covenant between the Company and the Banks, or (ii) any judgment, decree or order of any court or administrative agency binding on the Company.

6.3.3
The execution, delivery and performance of this Agreement by the Company and the consummation by the Company of the transactions contemplated hereby and thereby do not and will not (i) conflict with, or constitute a default (or an event which, with notice or lapse of time or both would become a default) under, or give to others any rights of termination, amendment, acceleration or cancellation of, any agreement, mortgage, deed of trust, indenture, note, bond, license, lease agreement, instrument or obligation to which the Company is a party or by which the Company or any of its material subsidiaries' respective properties or assets are bound (ii) require the consent, approval, authorization or order of any person, court, regulatory body, administrative agency or other governmental body on the part of the Company for the execution and delivery of this Agreement or the consummation of the transactions contemplated by this Agreement which consent or approval shall not be obtained, other than the Shareholder Approval and the Banks' Consent.

7.	Prepayment of the Loan in case No Shareholder Approval is Obtained.

7.1
The Company and the Lenders agree and acknowledge that the Company's obligations and undertakings under Section 4 are subject to the approval of the terms of Section 4 by the Company's shareholders in a general meeting that will be held according to law (the "Shareholders Approval").

7.2
The Company and the Lenders hereby agree that in case the Shareholders Approval would not be obtained within 60 days from the date hereof, or in any case of Event of Default as defined below, the following provisions shall exclusively apply to the amount of the Loan extended to the Company on the Closing Date, in lieu and instead of any other provisions contained in this Agreement:

7.2.1	Unless waived by the Lenders, the entire unpaid principal amount of the Loan together with accrued and unpaid interest to date, shall be due and payable on the earliest of the following:

a.	The date an Event of Default occurs;

b.	within 60 days from the date of this Agreement;

c.
the date on which an action, suit, or proceeding shall be pending before any court or quasi-judicial or administrative agency of any state, municipal, or foreign jurisdiction or before any arbitrator wherein an unfavorable injunction, judgment, order, decree, ruling, or charge would enforce on the Company a payment exceeding $300,000; or

d.
if any permanent injunction or other order of a governmental entity of competent authority preventing the consummation of the transactions contemplated herein shall have become final and non-appealable or if a Petition was filed against the Company or the Company filed a 350 Order (both as defined below); provided, however, that the right to terminate this Agreement under this Section shall not be available to the Lenders if an application or other proceedings commenced by them has been the cause of a Petition or a 350 Order.

The terms "Petition" as used herein means a petition for liquidation or any petition under the provisions of applicable laws for the appointment of a liquidator, trustee or receiver, or any other officer of the court of law or petition for the placement of a lien for the Company or for the assets of the Company or any part thereof, in case that the value of such petition exceeds $300,000, all – on either permanently or temporary basis.

The term of "350 Order" as used herein means any application or proceedings initiated by the Company or on its behalf, under Section 350 of the Companies Law.

For the avoidance of doubt, in this Section 7.2.1 "interest" shall mean interest at the rate of 0.07% per annum, compounded annually, commencing on the Closing Date.

7.2.2
The Security Interests created hereunder shall remain in full force and effect until full repayment of the Loan and interest accrued thereon as stated on subsection 7.2.1 herein irrespective of the failure to obtain Shareholders Approval.

7.2.3
This Agreement shall forthwith terminate and there shall be no liability or obligation on the part of the Lenders, the Company, or their respective officers, directors, shareholders or affiliates with respect to this Agreement, except as stated in subsections 7.2.1 and 7.2.2 above.

7.2.4
For the avoidance of doubt, it is hereby clarified that in case that Additional Loans are granted by the Lenders to the Company by mutual agreement, the terms set forth on sections 7.2.1, 7.2.2 and 7.2.3 herein shall exclusively apply to such Additional Loans (as well as on the Loan).

8.	Event of Default

Each of the following events shall be considered an Event of default:

8.1.1	if the Company fails to pay any amount due from it under this Agreement at the time specified herein for such payment, and the failure to pay is not remedied within sixty (60) days;

8.1.2
In the event that the amendment of loan Agreement entered into between the Lenders and the Company as of the date of signing of this Agreement (the "Loan Amendment") is terminated due to a breach on behalf of the Company, in accordance with its terms.

8.1.3
The commencement of any legal action or proceeding against the Company by DS APEX Holdings Ltd. or any of the other creditors of the Company under the Loan Agreement among the Company, DS APEX Holdings Ltd. and the other lenders signatory therein, dated as of April 18, 2011, as amended.

In the event that an Event of Default occurs, the entire unpaid principal amount of the Loan, together with accrued and unpaid Interest to date, shall be due and payable immediately in accordance with Section 7.

9.
Closing. The consummation of the transactions contemplated hereby (the "Closing") shall take place at the offices of Herzog, Fox Neeman & Partners, 4 Weitzman Street, Tel-Aviv, subject to the terms and conditions of this Agreement, remotely by electronic means (via email, PDF and/or facsimile transmissions) or by such other means as the Parties hereto shall agree, at a time and date to be designated by the Parties which shall be no later than the second business day after the satisfaction or waiver (to the extent permitted hereunder) of the following conditions: 1. the Company's obtaining the Banks' Consent in a form satisfactory to the Lenders and 2. Receipt of the Registrar of Companies' acknowledgement (NIKABEL) that the Pledges were filed, (other than those conditions that by their nature may only be satisfied at the Closing, but subject to the fulfillment or waiver of those conditions), or at such other time, date and location as the Parties hereto agree (the "Closing Date").

10.	Termination.

At any time prior to the Closing, this Agreement may be terminated and the transactions contemplated hereby abandoned by authorized action taken by the terminating party:

i.
By the Lenders, if the Closing shall not have occurred on or before 60 days have passed from the date hereof or such other date that the Lenders may agree upon in writing (the "Termination Date"); provided, however, that the right to terminate this Agreement under this Section 10(i) shall not be available to any party whose breach of this Agreement has resulted in the failure of the Closing to occur on or before the Termination Date;

ii.
By the Lenders, if any permanent injunction or other order of a governmental entity of competent authority preventing the consummation of the transaction shall have become final and non-appealable or if the Company filed for a Petition or a 350 Order; provided, however, that the right to terminate this Agreement under this Section 10(ii) shall not be available to any party whose Petition or commencement of proceedings has been the cause of or resulted in such injunction or other order;

iii.	By the Company, at its sole discretion, if the Closing shall not have occurred on or before March 27, 2012, or such other date that the Company may agree upon in writing (the "Termination Date");

iv.	By the Lenders, in case the Banks' Consent is not obtained prior to April 7, 2012.

11.	Sole Representative

By execution of this Agreement, each of the Lenders hereby appoints Lake Union Capital Management, LLC as its representative (the "Representative"), to act on behalf of such Lender in any matters regarding this Agreement, including without limitation, to give consent on behalf of the Lenders, to do or refrain from doing all such further acts and things, and to execute all such documents as the Representative deems necessary or appropriate in connection with the transactions contemplated hereby, in its sole discretion. In any matter where a notice is required or permitted to be given to the Lenders, a notice submitted to the Representative alone or by the Representative or the Representative’s consent alone, as the case may be, shall be deemed sufficient and in full compliance with the provisions of this Agreement.

12.	Withholding Taxes.

The Company shall be entitled to deduct and withhold from any amounts or shares payable or transferable to the Lenders any amount that is required to deduct and withhold with respect to the making of any such payment under any applicable Israeli or foreign tax law or regulation, at the applicable rate for such withholding, unless Lenders has provided to the Company, an appropriate written unequivocal exemption from or reduction of such withholding tax issued by the Israeli Tax Authority and/or any other applicable tax authority, which shall be acceptable to the Company's counsel in its reasonable discretion.

13.
Public Company. The Lenders acknowledge that the Company is a public company with related reporting obligations and that the Company is required to disclose terms of this Agreement, including without limitation disclosure of the terms of this Agreements in the proxy statement to be issued to the Company’s shareholders and the Company’s annual reports.

14.	Miscellaneous.

14.1.
The parties hereto shall perform such further acts and execute such further documents as, in the Lenders' and the Company’s opinion, may be reasonably necessary to carry out and give full effect to the provisions of this Agreement and the intentions of the parties as reflected hereby.

14.2.
This Agreement shall be governed by, and construed according to, the laws of the State of Israel, without regard to the conflict of laws principles. The parties agree that venue for any dispute arising under this Agreement will lie exclusively in courts located in Tel Aviv, and the parties irrevocably waive any right to raise forum non conveniens or any other argument that the courts of Tel Aviv are not the proper venue or that any other court has jurisdiction over any dispute arising under this Agreement.

14.3.
This Agreement constitutes the full and entire understanding and agreement between the Company and the Lenders with regard to the subject matters thereof. The preamble, exhibits and schedules hereto constitute an integral part hereof.

14.4.
Any term of this Agreement may be amended and the observance of any term hereof may be waived (either prospectively or retroactively and either generally or in a particular instance) only with the written consent of the Company and the Lenders. No delay or omission to exercise any right, power, or remedy accruing to any party upon any breach or default under this Agreement, shall be deemed a waiver regarding that breach or default or of any other breach or default theretofore or thereafter occurring. All remedies, under this Agreement, by law or otherwise, afforded to any of the parties, shall be cumulative and not alternative.

14.5.
All notices and other communications required or permitted hereunder to be given to a party to this Agreement shall be in writing and shall be telecopied (faxed) or mailed by registered or certified mail, postage prepaid, or by electronic mail, or otherwise delivered by hand or by messenger as follows:

If to the Company:	BluePhoenix Solutions Ltd. 8 Maskit St. Herzliya Attention: CEO, CFO and General Counsel Tel. No.: +972-9-952-6110 Fax No.: +972-9-952-6111

If to any Lender:	At the address of such Lender set forth on Schedule I to this Agreement.

Any notice sent in accordance with this Section 14.5 shall be effective (i) if mailed, three (3) business days after mailing, (ii) if sent by courier, upon delivery, and (iii) if sent via telecopier (fax) or electronic mail, upon transmission and electronic confirmation of receipt or - if transmitted and received on a non-business day - on the first business day following transmission and electronic confirmation of receipt.

IN WITNESS WHEREOF, the parties have executed this Bridge Financing Agreement as of the date first above written.

The Company:

______________________
BluePhoenix Solutions Ltd.
By: ______________
(Name & Title)

The Lenders:

______________________
Lake Union Capital Management, LLC.
By: ______________
(Name & Title)

______________________
Prescott Group Capital Management, LLC
By: ______________
(Name & Title)

______________________
Columbia Pacific Opportunity Fund, LP
By: ______________
(Name & Title)

[Signature Page to Bridge Financing Agreement]